Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

S&P GSCI Enhanced Crude Oil Strategy Notes
Due January 26, 2009

Final Term Sheet

Principal Amount:	USD 5,353,000

Pricing Date:	October 12, 2007

Issue Date:	October 26, 2007

Basket:	The Strategies, equally weighted.

The Strategies:

The S&P GSCI Dynamic WTI Crude Oil Enhanced Strategy (Bloomberg Ticker: AGGSCL1), or the WTI Strategy, and the S&P GSCI Dynamic Brent Crude Oil Enhanced Strategy (Bloomberg Ticker: AGGSBR18), or the Brent Strategy.

Maturity Date:

January 26, 2009, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date shall be the immediately preceding Business Day (subject, in each case, to the effect of Market Disruption Events)

Determination Date	January 16, 2009, subject to the effect of Market Disruption Events

Initial Issue Price:	100.00% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.75% of Principal Amount

Initial Strategy Levels:	1281.75 for the WTI Strategy and 1287.70 for the Brent Strategy

Initial Basket Level:	100

Buffer Level:	80

Buffer Percentage:	80%

Participation Factor:	1.226

Redemption Amount at Maturity:	On the Maturity Date, we will pay the holder of each note a Redemption Amount in cash determined as follows:

•     if the Final Basket Level is equal to or greater than the Buffer Level, the Redemption Amount will be the Enhanced Redemption Amount, but in no event more than 122.068% of the principal amount of the note or less than 100% of the principal amount of the note; or

•      if the Final Basket Level is less than the Buffer Level, the Redemption Amount will be the principal amount of the note multiplied by the Final Basket Level expressed as a percentage of the Initial Basket Level divided by the Buffer Percentage, subject to a minimum of 0%.

Enhanced Redemption Amount:	Principal Amount + Principal Amount x (Participation Factor x (Final Basket Level - Initial Basket Level) / Initial Basket Level))

CUSIP:	00254EDE9

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.